Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of TriplePoint Venture Growth BDC Corp. (the “Company”) of our report dated March 1, 2023, relating to the consolidated financial statements, financial highlights, and related notes of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), and of our report dated March 1, 2023 on the financial information in the Annual Report set forth under the heading “Liquidity and Capital Resources – Senior Securities,” which is attached as an exhibit to the Annual Report. We also consent to the reference to us under the headings “Senior Securities” and "Experts" in, and in Item 25 of Part C of, such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

March 5, 2024